--------------------------------------------------------------------------------




                                CREDIT AGREEMENT

                                      among

                         SUMMIT HOLDING SOUTHEAST, INC.,

                                  as Borrower,

                                       AND

               THE SUBSIDIARIES OF SUMMIT HOLDING SOUTHEAST, INC.

                      (OTHER THAN INSURANCE SUBSIDIARIES),

                                 as Guarantors,

                                       AND

                            SUNTRUST BANK, TAMPA BAY,

                                    as Lender



                          DATED AS OF DECEMBER 11, 1997




--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                    CONTENTS

SECTION 1
   DEFINITIONS AND ACCOUNTING TERMS .......................................    1
   1.1    Definitions .....................................................    1
   1.2    Computation of Time Periods and Other Definitional Provisions ...   16
   1.3    Accounting Terms ................................................   16
SECTION 2
   CREDIT FACILITY ........................................................   16
   2.1    Revolving Loan ..................................................   16
   2.2    Letter of Credit Subfacility ....................................   17
SECTION 3
   GENERAL PROVISIONS APPLICABLE TO LOAN AND LETTERS OF CREDIT ............   20
   3.1    Interest; Conversions and Continuations; Minimum Amounts ........   20
          (a) Interest Rate ...............................................   20
          (b) Default Rate of Interest ....................................   20
          (c) Interest Payments ...........................................   20
   3.2    Place and Manner of Payments ....................................   21
   3.3    Mandatory Prepayments ...........................................   22
   3.4    Fees ............................................................   22
   3.5    Payment in Full at Maturity .....................................   23
   3.6    Computations of Interest ........................................   23
   3.7    Capital Adequacy ................................................   24
   3.8    Inability to Determine Interest Rate ............................   24
   3.9    Illegality ......................................................   25
   3.10   Requirements of Law .............................................   25
   3.11   Taxes ...........................................................   26
   3.12   Indemnity .......................................................   27
SECTION 4
   GUARANTY ...............................................................   28
   4.1    Guaranty of Payment .............................................   28
   4.2    Obligations Unconditional .......................................   28
   4.3    Modifications ...................................................   29
   4.4    Waiver of Rights ................................................   29
   4.5    Reinstatement ...................................................   29
   4.6    Remedies ........................................................   30
   4.7    Limitation of Guaranty ..........................................   30
SECTION 5
   CONDITIONS PRECEDENT ...................................................   30
   5.1    Closing Conditions ..............................................   30
   5.2    Conditions to All Extensions of Credit ..........................   33

SECTION 6
   REPRESENTATIONS AND WARRANTIES .........................................   34
   6.1    Financial Condition .............................................   34
   6.2    No Material Change ..............................................   34
   6.3    Organization and Good Standing ..................................   34
   6.4    Due Authorization ...............................................   35
   6.5    No Conflicts ....................................................   35
   6.6    Consents ........................................................   35
   6.7    Enforceable Obligations .........................................   35
   6.8    No Default ......................................................   35
   6.9    Ownership .......................................................   35
   6.10   Indebtedness ....................................................   35
   6.11   Litigation ......................................................   36
   6.12   Taxes ...........................................................   36
   6.13   Compliance with Law .............................................   36
   6.14   ERISA ...........................................................   36
   6.15   Subsidiaries ....................................................   37
   6.16   Use of Proceeds; Margin Stock ...................................   37
   6.17   Government Regulation ...........................................   37
   6.18   Environmental Matters ...........................................   38
   6.19   Intellectual Property ...........................................   39
   6.20   Solvency ........................................................   39
   6.21   Investments .....................................................   39
   6.22   Locations of Collateral; Chief Executive Offices ................   39
   6.23   Disclosure ......................................................   40
   6.24   Licenses, etc ...................................................   40
   6.25   No Burdensome Restrictions ......................................   40
   6.26   Collateral Documents ............................................   40
   6.27   Discontinued Operations .........................................   40
SECTION 7
   AFFIRMATIVE COVENANTS ..................................................   40
   7.1    Information Covenants ...........................................   40
   7.2    Financial Covenants .............................................   44
   7.3    Books and Records ...............................................   45
   7.4    Compliance with Law .............................................   45
   7.5    Payment of Taxes and Other Indebtedness .........................   45
   7.6    Insurance .......................................................   45
   7.7    Maintenance of Property .........................................   46
   7.8    Performance of Obligations ......................................   46
   7.9    Collateral ......................................................   47
   7.10   Use of Proceeds .................................................   47
   7.11   Audits/Inspections ..............................................   47
   7.12   Additional Credit Parties .......................................   47
   7.13   Main Operating Bank Accounts ....................................   48
   7.14   Significant Changes in Operations ...............................   48

   7.15   Activation of Discontinued Operations ...........................   48
SECTION 8
   NEGATIVE COVENANTS .....................................................   48
   8.1    Indebtedness ....................................................   48
   8.2    Liens ...........................................................   49
   8.3    Nature of Business ..............................................   49
   8.4    Consolidation and Merger ........................................   49
   8.5    Sale or Lease of Assets .........................................   49
   8.6    Sale Leasebacks .................................................   50
   8.7    Advances, Investments and Loan ..................................   50
   8.8    Dividends .......................................................   50
   8.9    Transactions with Affiliates ....................................   50
   8.10   Fiscal Year; Organizational Documents ...........................   50
   8.11   Limitations .....................................................   50
   8.12   Cancellation of Indebtedness ....................................   51
SECTION 9
   EVENTS OF DEFAULT ......................................................   51
   9.1    Events of Default ...............................................   51
   9.2    Acceleration; Remedies ..........................................   54
   9.3    Allocation of Payments After Event of Default ...................   54
SECTION 10
  MISCELLANEOUS ...........................................................   55
  10.1    Notices .........................................................   55
  10.2    Right of Set-Off ................................................   55
  10.3    Benefit of Agreement ............................................   55
  10.4    No Waiver; Remedies Cumulative ..................................   56
  10.5    Payment of Expenses; Indemnification ............................   56
  10.6    Amendments, Waivers and Consents ................................   57
  10.7    Counterparts ....................................................   57
  10.8    Headings ........................................................   57
  10.9    Survival of Indemnification and Representations and Warranties ..   57
  10.10   Governing Law; Jurisdiction .....................................   57
  10.11   Waiver of Jury Trial ............................................   58
  10.12   Time ............................................................   58
  10.13   Severability ....................................................   58
  10.14   Entirety ........................................................   58
  10.15   Binding Effect ..................................................   59
  10.16   Confidentiality .................................................   59

EXHIBITS

Exhibit 2.1(c)      Form of Notice of Borrowing
Exhibit 2.1(f)      Form of Revolving Note
Exhibit 3.1(d)      Form of Notice of Continuation
Exhibit 7.1(c)      Form of Officer's Certificate
Exhibit 7.12        Form of Joinder Agreement
Exhibit 10.3        Form of Assignment Agreement


SCHEDULES

Schedule 6.10       Indebtedness
Schedule 6.11       Litigation
Schedule 6.15       Subsidiaries
Schedule 6.18       Environmental Matters
Schedule 6.19       Intellectual Property
Schedule 6.22(a)    Locations of Collateral
Schedule 6.22(b)    Chief Executive Offices
Schedule 7.6        Insurance
Schedule 8.2        Liens
Schedule 8.7        Investments
Schedule 10.1       Notices

                               CREDIT AGREEMENT

       THIS CREDIT AGREEMENT (this "CREDIT AGREEMENT"), is entered into as of December 11, 1997, among SUMMIT HOLDING SOUTHEAST, INC., a Florida corporation (the "BORROWER"), each of BORROWER'S SUBSIDIARIES (OTHER THAN INSURANCE SUBSIDIARIES) (individually a "GUARANTOR", and collectively the "GUARANTORS"), and SUNTRUST BANK, TAMPA BAY (the "LENDER").

                                    RECITALS

       WHEREAS, Borrower desires that Lender extend financing to enable Borrower to refinance obligations owing under that certain Credit Agreement dated as of May 28, 1997 by and among the Borrower, the financial institutions party thereto as "Lenders" and First Union National Bank, formerly known as First Union National Bank of North Carolina, as Agent (the "EXISTING FACILITY"), and to provide funds for the working capital of the Borrower, to the extent permitted by this Agreement, such financing to be comprised of an annually reducing revolving line of credit loan facility (the "CREDIT FACILITY") established by this Agreement; and

       WHEREAS, the Lender has agreed to make the Credit Facility available to the Borrower on the terms and conditions set forth herein and in the other Credit Documents (as herein defined).

       NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                        DEFINITIONS AND ACCOUNTING TERMS

       1.1 DEFINITIONS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

       "ADDITIONAL CREDIT PARTY" means each Person that becomes a Guarantor after the Closing Date, as provided in Section 7.12.

       "ADJUSTED BASE RATE" means the Base Rate plus the Applicable Margin.

       "ADJUSTED EURODOLLAR RATE" means the Eurodollar Rate plus the Applicable Margin.

       "ADJUSTED PRIME RATE" means the Prime Rate minus the Applicable Margin.

       "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

       "ANNUAL REDUCTION DATE" shall mean the last Business Day of each calendar year commencing with 1998 and each year thereafter, prior to the Revolving Loan Maturity Date.

       "APPLICABLE MARGIN" means the appropriate applicable percentages corresponding to the Outstanding Level in effect as of the most recent Calculation Date as shown below:

=================================================================================
                               Applicable         Applicable        Applicable
Pricing       Outstanding      Margin for         Margin for        Margin for
 Level           Level       Eurodollar Loan    Base Rate Loan    Prime Rate Loan
---------------------------------------------------------------------------------
   I      <=$30,000,000 and      2.25%               2.25%             .75%
            >$26,000,000
---------------------------------------------------------------------------------
  II      <=$26,000,000 and      2.00%               2.00%             .75%
            >$22,000,000
---------------------------------------------------------------------------------
 III      <=$22,000,000 and      1.75%               1.75%             .75%
            >$18,000,000
---------------------------------------------------------------------------------
  IV      <=$18,000,000          1.50%               1.50%             .75%
=================================================================================


The Applicable Margin for the Loan, or any portion thereof, shall be determined and adjusted on the last Business Day of each month and shall apply to the following month (each a "CALCULATION DATE"); provided that the initial Applicable Margin for the Loan shall be based on Pricing Level I (as shown above) and shall remain at Pricing Level I until the first Calculation Date subsequent to the Closing Date and, thereafter, the Pricing Level shall be determined by the then current Outstanding Level. Each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.

       "ASSET DISPOSITION" means the disposition of any or all of the assets (or the sale of the stock of a Subsidiary) of the Borrower or any of its Subsidiaries whether by sale, lease, transfer or otherwise other than: (a) sales, leases, transfers or other dispositions of assets from one Credit Party to another; (b) sales of inventory or other assets in the ordinary course of business; and (c) dispositions of obsolete equipment not used or useful in the business of the selling Credit Party.

       "BANKRUPTCY CODE" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

       "BASE RATE" means, for any day, the rate per annum, fluctuating daily, equal to the Eurodollar Rate in effect for a Eurodollar Loan with a one (1) month Interest Period.

       "BASE RATE LOAN" means any Loan, or portion thereof, bearing interest at a rate determined by reference to the Base Rate.

       "BORROWER" means Summit Holding Southeast, Inc., a Florida corporation, together with any successors and permitted assigns.

       "BUSINESS DAY" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Tampa, Florida; provided that with respect to a Eurodollar Loan, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

       "CALCULATION DATE" has the meaning set forth in the definition of Applicable Margin.

       "CAPITAL EXPENDITURES" means all expenditures of the Credit Parties and their Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases.

       "CAPITAL LEASE" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the financial statements of that Person.

       "CASH EQUIVALENTS" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time and demand deposits and certificates of deposit of (i) the Lender, (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000, or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "APPROVED BANK"), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition,
(c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including the Lender) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

       "CHANGE OF CONTROL" means either of the following events: (a) any "person" or "group" (within the meaning of Sections 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consideration or otherwise, of 30% or more of the voting power of the Voting Stock of the Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower (whether or not such securities are then currently convertible or exercisable).

       "CLOSING DATE" means the date hereof.

       "CODE" means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

       "COLLATERAL" means all collateral referred to in and covered by the Collateral Documents.

       "COLLATERAL DOCUMENTS" means the Security Agreements, the Pledge Agreements and such other documents executed and delivered in connection with the attachment and perfection of the Lender's security interests in the assets of the Credit Parties, including without limitation, UCC financing statements and trademark filings.

       "COMMITMENT" means the commitment of the Lender with respect to the Revolving Committed Amount.

       "COMMITMENT FEE" means the fee payable to the Lender pursuant to Section 3.4(b).

       "CONSOLIDATED NET WORTH" means at any time, the net worth of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

       "CREDIT DOCUMENTS" means this Credit Agreement, the Note, any Joinder Agreement, the Collateral Documents, the LOC Documents and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

       "CREDIT PARTIES" means the Borrower and the Guarantors, and "CREDIT PARTY" means any one of them.

       "CREDIT PARTY OBLIGATIONS" means, without duplication all of the obligations of the Credit Parties to the Lender, whenever arising, under this Credit Agreement, the Note, the Collateral Documents or any of the other Credit Documents to which the Borrower or any other Credit Party is a party.

       "DEBT ISSUANCE" means the issuance of any Indebtedness for borrowed money by a Credit Party or any of its Subsidiaries, other than Indebtedness permitted by Section 8.1.

       "DEBT SERVICE COVERAGE RATIO" shall mean the ratio determined pursuant to the following formula:

          Debt Service Coverage    =         EBITDA - Capital Expenditures
                                        ----------------------------------------
                                        Interest Expense (on Borrower's
                                        Consolidated GAAP Statements) +
                                        $4,000,000 + any debt service associated with Indebtedness of the Borrower or any Subsidiary

       "DEFAULT" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

       "DISCONTINUED OPERATIONS" means Meritec Solutions, Inc., Carolina Med Summit, Inc., Employers Safety Group Association, Inc. and Carolina Summit Healthcare, Inc.

       "DOLLARS" and "$" means dollars in lawful currency of the United States of America.

       "EBITDA" means, for any fiscal period of the Borrower, an amount equal to
(a) Net Income of such Person for such period plus (b) an amount which, in the determination of Net Income for such fiscal period has been deducted for (i) interest expense to such fiscal period, (ii) total Federal, State, foreign and other income taxes for such period, and (iii) all depreciation and amortization for such period, all as determined in accordance with GAAP.

       "EFFECTIVE DATE" means the date on which the conditions set forth in
Section 5.1 shall have been fulfilled (or waived in the sole discretion of the Lender) and on which the initial Loan shall have been made, and/or the initial Letter of Credit shall have been issued.

       "ELIGIBLE ASSIGNEE" means (a) the Lender or Affiliate or subsidiary of the Lender and (b) any other commercial bank, financial institution, institutional lender or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission, except any accredited investor which is in direct competition with the Borrower or any of its Subsidiaries) with capital of at least $1 billion and with an office in the United States.

       "ENVIRONMENTAL CLAIM" means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

       "ENVIRONMENTAL LAWS" means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material, or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 ET SEQ., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 USC 6901 ET SEQ., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 ET SEQ., Clean Air Act of 1966, as amended, 42 USC 7401 ET SEQ., Toxic Substances Control Act of 1976, 15 USC 2601 ET SEQ., Hazardous Materials Transportation Act, 49 USC App. 1801 ET SEQ., Oil Pollution Act of 1990, 33 USC 2701 ET SEQ., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 ET SEQ., National Environmental Policy Act of 1969, 42 USC 4321 ET SEQ., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) ET SEQ., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

       "ERISA AFFILIATE" means an entity which is under common control with any Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code. In addition, for purposes of this Agreement that relates to Code Section 412, the term ERISA Affiliate shall mean any entity aggregated with the Borrower under Code Sections 414(b), (c), (m) or
(o).

       "EXECUTIVE OFFICER" means any chief executive officer, chief financial officer, executive vice president or senior vice president.

       "EURODOLLAR LOAN" means any Loan, or portion thereof, bearing interest at a rate determined by reference to the Eurodollar Rate and not the Base Rate.

       "EURODOLLAR RATE" means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

          Eurodollar Rate          =      London Interbank Offered Rate
                                        ---------------------------------
                                        1 - Eurodollar Reserve Percentage

       "EURODOLLAR RESERVE PERCENTAGE" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable to the Lender with respect to Eurocurrency Liabilities as that term is defined in Regulation D, whether or not Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time. Eurodollar Loan shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

       "EVENT OF DEFAULT" means the occurrence of any of the events or circumstances described in Section 9.1.

       "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

       "EXTENSION OF CREDIT" means the making of a Loan or issuing of a Letter of Credit by the Lender.

       "FEDERAL FUNDS RATE" means for any day the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender on such day on such transactions as determined by the Lender.

       "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

       "GOVERNMENTAL AUTHORITY" means any Federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.

       "GUARANTOR" means each of the Subsidiaries (other than Insurance Subsidiaries and Discontinued Operations) of the Borrower and each Additional Credit Party, now owned or hereinafter acquired, which has executed a Joinder Agreement, together with their successors and assigns.

       "GUARANTY OBLIGATIONS" means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of such Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness of the repayment thereof, or (d) to otherwise assure or hold harmless the holder of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding amount of the Indebtedness in respect of which such Guaranty Obligation is made.

       "HAZARDOUS MATERIALS" means any substance, material or waste defined or regulated in or under any Environmental Laws.

       "INDEBTEDNESS" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person (other than trade debt incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) Capital Leases and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (h) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate or commodity price hedging agreements, (i) the maximum amount of all performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (i) all preferred stock issued by such Person and required by the terms thereof to be redeemed upon the demand of the holder thereof, or for which mandatory sinking fund payments are due, by a fixed date, and (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture in which such Person is legally obligated with respect thereto.

       "INSURANCE SUBSIDIARIES" shall mean Bridgefield Employers Insurance Company; Bridgefield Casualty Insurance Company; U.S. Employers Insurance, Inc.; and any other Subsidiary of the Borrower which is engaged in the insurance business.

       "INTEREST EXPENSE" means, for any period, with respect to the Credit Parties and their Subsidiaries on a consolidated basis, all net interest expense, including the interest component under Capital Leases, as determined in accordance with GAAP.

       "INTEREST PAYMENT DATE" means (a) as to Base Rate Loans, the last day of every month and the Revolving Loan Maturity Date, (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Revolving Loan Maturity Date, and (c) as to Prime Rate Loans, the last day of every month and the Revolving Loan Maturity Date.

       "INTEREST PERIOD" means, as to a Eurodollar Loan, or any portion thereof, a period of one or three months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the immediately preceding Business Day), (b) no Interest Period shall extend beyond the Revolving Loan Maturity Date, and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

       "INVESTMENT" in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of shares of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business), or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such Person.

       "JOINDER AGREEMENT" means a Joinder Agreement substantially in the form of EXHIBIT 7.13.

       "LENDER" means SunTrust Bank, Tampa Bay, together with its successors and permitted assigns.

       "LETTER OF CREDIT" means a Letter of Credit issued for the account of a Credit Party by the Lender pursuant to Section 2.2, as such Letter of Credit may be amended, modified, extended, renewed or replaced.

       "LETTER OF CREDIT FEES" has the meaning set forth in Section 3.4(b).

       "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

       "LOAN" means the Revolving Loan (or a portion thereof).

       "LOC DOCUMENTS" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered by a Credit Party in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties hereto, or (b) any collateral security for such obligations.

       "LOC OBLIGATIONS" means, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

       "LONDON INTERBANK OFFERED RATE" means, with respect to any Base Rate Loan or Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) quoted in the Wall Street Journal on the day that is one (1) Business Day prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified in the Wall Street Journal, the applicable rate shall be the arithmetic mean of all such rates.

       "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the operations, financial condition or business of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of a Credit Party to perform its respective obligations under this Credit Agreement or any of the other Credit Documents, or (c) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Lender hereunder or thereunder taken as a whole.

       "MOODY'S" means Moody's Investors Service, Inc., or any successor or assign of the business of such company in the business of rating securities.

       "MULTIEMPLOYER PLAN" means a Plan of a Credit Party or ERISA Affiliate covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

       "MULTIPLE EMPLOYER PLAN" means a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, which any Credit Party or any ERISA Affiliate and at least one employer other than a Credit Party or any ERISA Affiliate are contributing sponsors.

       "NET CASH PROCEEDS" means the gross cash proceeds (including cash actually received (but only when received) by way of deferred payment pursuant to a promissory note, receivable, or otherwise) received from an Asset Disposition or a Debt Issuance net of (a) transaction costs payable to third parties, (b) a good faith estimate of the taxes payable with respect to such proceeds, including, without duplication, withholding taxes and any taxes payable to a third party in connection with distribution of such proceeds from a Subsidiary of the Borrower to the Borrower, and (c) any repayments by the applicable Credit Party of Indebtedness (other than Indebtedness under any of the Credit Documents) to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Asset Disposition.

       "NET INCOME" means, for any period, the net income for such period of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

       "NON-EXCLUDED TAXES" has the meaning set forth in Section 3.11.

       "NOTE" means the Revolving Note.

       "NOTICE OF BORROWING" means a request by the Borrower for a Revolving Loan, in the form of EXHIBIT 2.1(b).

       "NOTICE OF CONTINUATION/CONVERSION" means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or to a Prime Rate Loan; to convert a Base Rate Loan or a Prime Rate Loan to a Eurodollar Loan; or to convert a Prime Rate Loan to a Base Rate Loan or to a Eurodollar Loan, in the form of EXHIBIT 3.1(D).

       "OPERATING LEASE" means, as to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as an operating lease.

       "OUTSTANDING LEVEL" means the actual aggregate outstanding principal balance of the Revolving Loan on the applicable Calculation Date.

       "PBGC" means the Profit Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

       "PERMITTED INDEBTEDNESS" means any indebtedness permitted pursuant to
Section 6.10 and Section 8.1 herein.

       "PERMITTED INVESTMENTS" means Investments which are (a) cash or Cash Equivalents, (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) inventory, raw materials and general intangibles (to the extent such general intangible is not a Capital Expenditure) acquired in the ordinary course of business, (d) Investments by one Credit Party in another Credit Party,
(e) the Investments set forth on SCHEDULE 8.7, (f) Investments in Capital Expenditures, (g) inventory acquired in the ordinary course of business, (h) Investments in the form of Indebtedness permitted under Section 8.1 or any other provisions of any Credit Document and (i) loans and advances to officers and employees of Credit Parties for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices; and
(j) Investments resulting from transactions permitted under Section 8.4 hereof.

       "PERMITTED LIENS" means (a) Liens securing Credit Party Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof),
(c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's, carrier's, landlords' and other nonconsensual statutory Liens which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account hereof), (d) Pledges or deposits made in the ordinary course of business to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return of money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money, (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would constitute an Event of Default, (i) Liens in connection with Indebtedness allowed under
Section 8.1, (j) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, and (k) Liens existing on the date hereof and identified on
SCHEDULE 8.2, provided that no such Lien shall extend to any property other than the property subject thereto on the Closing Date.

       "PERSON" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

       "PLAN" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA.

       "PLEDGE AGREEMENTS" means any Pledge Agreement executed and delivered by a Credit Party in favor of the Lender, to secure its obligations under the Credit Documents, as amended, modified, extended, renewed or replaced from time to time.

       "PRIME RATE" means for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the greater of (a) the Federal Funds Rate in effect on any such day plus 1/2 of 1%, or (b) the rate of interest established from time to time by SunTrust Banks of Florida, Inc. at its principal office in Orlando, Florida (or such other principal office of the Lender as communicated in writing to the Borrower) as its "prime rate" in effect on such day. Any change in the interest rate resulting from a change in the Prime Rate shall become affective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Lender. The Prime Rate is a reference rate used by the Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor. The Lender may make commercial or other loans at rates of interest at, above, or below the Lender's prime lending rate. If for any reason the Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Lender to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.

       "PRIME RATE LOAN" means any Loan, or portion thereof, bearing interest at a rate determined by reference to the Prime Rate.

       "REAL PROPERTIES" means all real property currently owned by the Borrower or any of its Subsidiaries or acquired by the Borrower or any of its Subsidiaries in the future.

       "REGULATION D, G, U OR X" means Regulation D, G, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

       "REPORTABLE EVENT" means a "reportable event" as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

       "REQUIREMENT OF LAW" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

       "REVOLVING COMMITTED AMOUNT" means THIRTY MILLION DOLLARS ($30,000,000) or such lesser amount as the Revolving Committed Amount may be reduced pursuant to Section 2.1(b) or Section 2.1(e).

       "REVOLVING LOAN" means the revolving loan, or any portion thereof, made to the Borrower pursuant to Section 2.1.

       "REVOLVING LOAN MATURITY DATE" means the last Business Day of December, 2003.

       "REVOLVING NOTE" means the promissory note of the Borrower in favor of the Lender evidencing the Revolving Loan provided pursuant to Section 2.1, as such promissory notes may be amended from time to time and as evidenced in the form of EXHIBIT 2.1(F).

       "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

       "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

       "SECURITY AGREEMENTS" means any Security Agreement executed and delivered by a Credit Party in favor of the Lender to secure its obligations under the Credit Documents, as such may be amended, modified, extended, renewed, restated or replaced from time to time.

       "SENIOR DEBT" means, as of any date, the total Indebtedness of the Borrower and its Subsidiaries other than that subordinated in right of payment to the Borrower's Obligations hereunder.

       "SENIOR DEBT TO CAPITAL RATIO" shall be the percentage determined pursuant to the following formula:

     Senior Debt to Capital Ratio  =                 Senior Debt
                                        ------------------------------------
                                        Senior Debt + Consolidated Net Worth

       "SINGLE EMPLOYER PLAN" means any Plan of a Credit Party or ERISA Affiliate which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

       "SOLVENT" means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

       "SUBSIDIARY" means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% interest at any time.

       "TERMINATION EVENT" means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan, (c) the distribution of a notice of intent to terminate or the actual termination of a Single Employer Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Single Employer Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan; or (f) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan.

       "UNUSED REVOLVING COMMITMENT" means, for any period, the amount by which
(a) the then applicable aggregate Revolving Committed Amount exceeds (b) the actual daily outstanding aggregate principal amount of the Revolving Loan, plus the aggregate amount of the LOC Obligations outstanding.

       "UNUSED REVOLVING LOAN COMMITMENT FEES" means the fees payable to the Lender pursuant to Section 3.4(a).

       "VOTING STOCK" of a corporation means all classes of the capital stock of such corporation then outstanding and normally entitled to vote in the election of directors.

       1.2 COMPUTATION OF TIME PERIODS AND OTHER DEFINITIONAL PROVISIONS. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding." References in this Agreement to "Articles", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.

       1.3 ACCOUNTING TERMS. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All financial statements delivered to the Lender hereunder shall be accompanied by a statement from the Borrower that GAAP has not changed since the most recent financial statements delivered by the Borrower to the Lender or if the GAAP has changed described such changes in detail and explaining how such changes affect the financial statements. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(d)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Lender shall so object in writing within sixty (60) days after delivery of such financial statements (or after the Lender has been informed of the change in GAAP affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lender as to which no such objection shall have been made. Notwithstanding any of the foregoing, all financial statements and financial matters of or regarding any Insurance Subsidiary shall be prepared, construed or made (as applicable) in accordance with the statutory accounting principles prescribed or permitted by the State of Florida Department of Insurance.

                                    SECTION 2

                                 CREDIT FACILITY

       2.1 REVOLVING LOAN.

       (a) Revolving Loan Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (collectively, the "REVOLVING LOAN") to the Borrower, in Dollars, at any time and from time to time, during the period from and including the Effective Date to but not including the Revolving Loan Maturity Date (or such earlier date if the Revolving Committed Amount has been terminated as provided herein); provided, however, that (i) the sum of the aggregate amount of the Revolving Loan outstanding plus the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving Committed Amount, as adjusted pursuant to Section 2.1(b) and Section 2.1(e). Subject to the terms of this Credit Agreement (including Section 3.3), the Borrower may borrow, repay and reborrow the Revolving Loan.

       (b) Annual Reduction of Revolving Committed Amount. Annually, the Revolving Committed Amount shall be reduced by $4,000,000 on each Annual Reduction Date.

       (c) Method of Borrowing for Revolving Loan. By no later than 2:00 p.m. (Tampa, Florida time) the same Business Day of any requested borrowing of the Revolving Loan, the Borrower shall submit a written Notice of Borrowing substantially in the form of EXHIBIT 2.1(C) to the Lender setting forth (A) the amount requested, (B) whether such Revolving Loan shall accrue interest at the Adjusted Base Rate, the Adjusted Prime Rate or the Adjusted Eurodollar Rate, (C) with respect to a Revolving Loan that will be a Eurodollar Loan, the Interest Period applicable thereto, and (D) certification that the Borrower has complied in all respects with Section 5.2. Any amount of the outstanding Revolving Loan for which Borrower has not selected interest at the Adjusted Prime Rate or the Adjusted Eurodollar Rate shall be considered a Base Rate Loan.

       (d) Funding of Revolving Loan. Upon receipt of a Notice of Borrowing, the amount of the requested portion of the Revolving Loan will then be made available to the Borrower by the Lender by crediting the account of the Borrower on the books of the Lender or by such other manner as the Borrower and the Lender may agree.

       (e) Reductions of Revolving Committed Amount. Upon at least five (5) Business Days' notice, the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 and in integral multiples of $1,000,000 above such amount, and (ii) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the aggregate amount of the outstanding Revolving Loan. Any reduction in (or termination of) the Revolving Committed Amount shall be permanent and may not be reinstated.

       (f) Revolving Note. The Revolving Loan made by the Lender shall be evidenced by a duly executed promissory note of the Borrower to the Lender in the face amount of the Revolving Loan in substantially the form of EXHIBIT 2.1(F).

       2.2 LETTER OF CREDIT SUBFACILITY.

       (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Lender may reasonably require (so long as such terms and conditions do not impose any financial obligation on or require any Lien (not otherwise contemplated by this Agreement) to be given by any Credit Party or conflict with any obligation of, or detract from any action which may be taken by, any Credit Party or their Subsidiaries under this Agreement), Lender shall issue letters of credit (the "LETTERS OF CREDIT") for the account of the Borrower or any of its Subsidiaries, from the Effective Date until the Revolving Loan Maturity Date; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed One Million and No/100 Dollars ($1,000,000), and (ii) the sum of the aggregate amount of LOC Obligations outstanding plus the Revolving Loan outstanding shall not exceed the Revolving Committed Amount. The issuance and expiry date of each Letter of Credit shall be a Business Day. Except as otherwise expressly permitted by the Lender, no Letter of Credit shall have an original expiry date more than one year from the date of issuance, or as extended, shall have an expiry date extending beyond the Revolving Loan Maturity Date. Each Letter of Credit shall be either (x) a standby letter of credit issued to support the obligations (including pension or insurance obligations), contingent or otherwise, of the Borrower or any of its Subsidiaries, or (y) a commercial letter of credit in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries in the ordinary course of business. Each Letter of Credit shall comply with the related LOC Documents.

       (b) Notice. The request for the issuance of a Letter of Credit shall be submitted to the Lender at least three (3) Business Days prior to the requested date of issuance.

       (c) Reimbursement. In the event of any drawing under any Letter of Credit, the Lender will promptly notify the Borrower. Unless the Borrower shall immediately notify the Lender of its intent to otherwise reimburse the Lender, the Borrower shall be deemed to have requested a Revolving Loan at the Adjusted Base Rate in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Borrower shall reimburse the Lender on the day of the drawing under any Letter of Credit either with the proceeds of a Revolving Loan obtained hereunder or otherwise in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to five percent (5%) plus the Prime Rate. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of (but without wavier of) any rights of set-off, counterclaim or defense to payment the applicable account party or the Borrower may claim or have against the Lender, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation, any defense based on any failure of the applicable account party, the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

       (d) Modification and Extension. The issuance of any supplement, modification, amendment, renewal, or extensions to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

       (e) Uniform Customs and Practices. The Lender may have the Letters of Credit be subject to The Uniform Customs and Practices for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (Publication No. 500 or the most recent publications, the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

       (f) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall govern.

       (g) Indemnification of Lender.

               (i) In addition to its other obligations under this Credit Agreement, the Borrower hereby agrees to protect, indemnify, pay and hold the Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees actually incurred) that the Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of the Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENT ACTS").

               (ii) As between the Borrower and the Lender, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Lender shall not be responsible for (except in the case of (A), (B), and (C) below if the Lender has actual knowledge to the contrary): (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes reasonably beyond the control of the Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Lender's rights or powers hereunder.

               (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts.

       The Lender shall not, in any way, be liable for any failure by the Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause reasonably beyond the control of the Lender.

               (iv) Nothing in this subjection (j) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.2. The obligations of the Borrower under this subjection (j) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lender to enforce any right, power or benefit under this Credit Agreement.

               (v) Notwithstanding anything to the contrary contained in this subsection (j), the Borrower shall have no obligation to indemnify the Lender in respect of any liability incurred by the Lender to the extent arising out of the gross negligence or willful misconduct of the Lender, as determined by a court of competent jurisdiction. Nothing in this Agreement shall relieve the Lender of any liability to the Borrower in respect of any action taken by the Lender which action constitutes gross negligence or willful misconduct of the Lender or a violation of the UCP or Uniform Commercial Code (as applicable), as determined by a court of competent jurisdiction.

                                    SECTION 3

           GENERAL PROVISIONS APPLICABLE TO LOAN AND LETTERS OF CREDIT

       3.1 INTEREST; CONVERSIONS AND CONTINUATIONS; MINIMUM AMOUNTS.

       (a) Interest Rate. Any Base Rate Loan shall accrue interest at the Adjusted Base Rate, any Eurodollar Loan shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan and any Prime Rate Loan shall accrue interest at the Adjusted Prime Rate.

       (b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the aggregate amount of the outstanding Loan and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to 5% plus the Prime Rate.

       (c) Interest Payments. Interest on any Loan shall be due and payable in arrears on each Interest Payment Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of a Eurodollar Loan where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

       (d) Continuations and Conversions. Subject to the terms of Section 5.2, the Borrower shall have the option, on any Business Day, to continue an existing Eurodollar Loan for a subsequent Interest Period, to convert a Base Rate Loan into a Prime Rate Loan or into a Eurodollar Loan; to convert a Eurodollar Loan into a Base Rate Loan or into a Prime Rate Loan, or to convert a Prime Rate Loan into a Eurodollar Loan or into a Base Rate Loan; provided, however, that (i) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, substantially in the form of
EXHIBIT 3.1(D), in compliance with the terms set forth below, (ii) if a Eurodollar Loan is continued or converted into a Base Rate Loan or into a Prime Rate Loan on a day other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amount, if any, due under Section 3.12,
(iii) a Eurodollar Loan may not be continued nor may a Base Rate Loan or a Prime Rate Loan be converted into a Eurodollar Loan during the existence and continuation of an Event of Default, and (iv) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation/conversion must be requested by the Borrower no later than 2:00 p.m. (Tampa, Florida time) the same Business Day for such requested continuation/conversion pursuant to a written Notice of Continuation/Conversion submitted to the Lender which shall set forth (x) whether the Borrower wishes to continue or convert such Loan, or portion thereof, and (y) if the request is to continue a Eurodollar Loan, to convert a Base Rate Loan to a Eurodollar Loan or to convert a Prime Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.

       (e) Minimum Amounts. Each request for a Eurodollar Loan borrowing, conversion or continuation shall be subject to the requirements that (i) each Eurodollar Loan shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000, or the remaining amount available under the Revolving Committed Amount, and (ii) no more than six (6) Eurodollar Loan borrowings shall be outstanding hereunder at any one time. For the purposes of this Section, all or any portion of a Eurodollar Loan with the same Interest Periods shall be considered as one Eurodollar Loan, but each Eurodollar Loan borrowing with different Interest Periods, even if they begin on the same date, shall be considered as separate Eurodollar Loans.

       3.2 PLACE AND MANNER OF PAYMENTS. All payments of principal, interest, fees, expenses and other amounts to be made by a Credit Party under this Agreement shall be received not later than 2:00 p.m. (Tampa, Florida time) on the date when due, in Dollars and in immediately available funds, by the Lender at its office in Tampa, Florida. Payments received after such time shall be deemed to have been received on the next Business Day (but so long as received by 5:00 p.m. (Tampa, Florida time) on the date due shall not result in an Event of Default or Default). The Borrower shall, at the time it makes any payment under this Agreement, specify to the Lender, the Loan, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Lender shall, allocate such payment in such manner as the Lender may reasonably deem appropriate). Whenever any payment hereunder shall be stated to be due on a day which is not a Business

Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loan, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

       3.3 MANDATORY PREPAYMENTS.

       (a) Annual Reduction Date. On each Annual Reduction Date, the Borrower shall make a principal payment to the Lender in the manner and in an amount necessary to prevent the sum of the aggregate amount of the Revolving Loan outstanding plus Letters of Credit outstanding from exceeding the Revolving Commitment Amount as it shall be reduced on the Annual Reduction Date pursuant to Section 2.1(b).

       (b) Revolving Committed Amount Exceeded. If at any time the sum of the aggregate amount of the Revolving Loan outstanding plus LOC Obligations outstanding exceeds the Revolving Committed Amount, the Borrower shall immediately make a principal payment to the Lender in the manner and in an amount necessary to be in compliance with Section 2.1.

       (c) Asset Dispositions. Immediately upon receipt by a Credit Party of Net Cash Proceeds in excess of $500,000 annually from any Asset Disposition, the Borrower shall forward 100% of the Net Cash Proceeds of such Asset Disposition to the Lender as a prepayment of the Loan.

       (d) ssuances of Debt. Immediately upon receipt by a Credit Party or any of its Subsidiaries of proceeds from any Debt Issuance in excess of $500,000 annually, the Borrower shall forward 100% of the Net Cash Proceeds of such Debt Issuance to the Lender as a payment of the Loan.

       3.4 FEES.

       (a) Unused Revolving Loan Commitment Fees. In consideration of the Revolving Committed Amount being made available by the Lender hereunder, the Borrower agrees to pay to the Lender a fee equal to 0.25% on the Unused Revolving Commitment. The Unused Revolving Loan Commitment Fees will be calculated on the basis of a 360-day year for the actual number of days elapsed. The Unused Revolving Loan Commitment Fees shall commence to accrue on the Effective Date and shall be due and payable in arrears on each January 1, April 1, July 1 and October 1 (as well as on the Revolving Loan Maturity Date and on any date that the Revolving Committed Amount is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.

       (b) Letter of Credit Fees. The Borrower shall pay to the Lender (A) a fee as agreed upon between the Lender and the Borrower, such fee to be paid quarterly in arrears 15 days after the end of each fiscal quarter of the Borrower (as well as on the Revolving Loan

Maturity Date), and (B) the customary and reasonable charges from time to time to the Lender (of which the Credit Parties have been notified in writing) for its services in connection with the issuance, amendment, payment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "LETTER OF CREDIT FEES").

       (c) Upfront Fee. In consideration of the Revolving Committed Amount being made available by the Lender hereunder, the Borrower has paid to the Lender an upfront fee pursuant to the terms of that certain commitment letter dated November 5, 1997 and accepted by Borrower November 20, 1997.

       3.5 PAYMENT IN FULL AT MATURITY. On the Revolving Loan Maturity Date, the entire outstanding principal balance of the Revolving Loan, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.

       3.6 COMPUTATIONS OF INTEREST.

       (a) All computations of interest for Eurodollar Loans hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but exclude the date of payment.

       (b) All computations of interest for a Base Rate Loan or a Prime Rate Loan hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or conversion) but exclude the date of payment.

       (c) It is the intent of the Lender and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lender and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Note or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If the Lender shall ever receive anything of value which is characterized as interest on the Loan under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loan. The right to demand payment of the Loan or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lender does not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lender with respect to the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

       3.7 CAPITAL ADEQUACY. If, after the date hereof, the Lender has reasonably determined that the adoption or the becoming effective of, or any change in, or any change by a Governmental Authority, central bank or comparable agency charged with the interpretation or administration of any applicable law, rule or regulation regarding capital adequacy, or compliance by the Lender, or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's (or parent corporation's) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which the Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender's (or parent corporation's) policies with respect to capital adequacy), then, upon notice from the Lender to the Borrower within one hundred eighty (180) days of such determination by Lender, the Borrower shall be obligated to pay to the Lender such additional amount or amounts as will compensate the Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction. Each determination by the Lender of amounts owing under this Section shall be prima facie evidence of such amounts.

       3.8 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period, the Lender shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Lender shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loan or Base Rate Loan requested to be made on the first day of such Interest Period shall be made as a Prime Rate Loan, (b) any Loan, or portion thereof, that was to have been converted on the first day of such Interest Period to or continued as a Eurodollar Loan or a Base Rate Loan shall be converted to or continued to a Prime Rate Loan, and (c) any outstanding Eurodollar Loan shall be converted, on the first day of such Interest Period, to a Prime Rate Loan and any outstanding Base Rate Loan shall be converted to a Prime Rate Loan. Until the Lender has given the Borrower notice that such conditions no longer exist (which the Lender agrees to do promptly), no further Eurodollar Loan or Base Rate Loan shall be made or continued as such, nor shall the Borrower have the right to convert any Loan to a Base Rate Loan or to a Eurodollar Loan.

       3.9 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for the Lender to make or maintain a Base Rate Loan or a Eurodollar Loan as contemplated by this Credit Agreement, (a) the Lender shall promptly give written notice of such circumstances to the Borrower (which notice shall be promptly withdrawn by the Lender whenever such circumstances no longer exist),
(b) the commitment of the Lender hereunder to make a Eurodollar Loan, continue a Eurodollar Loan or a Base Rate Loan as such and convert a Base Rate Loan to Eurodollar Loan or a Eurodollar Loan to a Base Rate Loan shall forthwith be suspended and, until such time as it shall no longer be unlawful for the Lender to make or maintain a Base Rate Loan or a Eurodollar Loan, the Lender shall then have a commitment only to make a Prime Rate Loan when a Base Rate Loan or a Eurodollar Loan is requested, and (c) the Lender's Loan then outstanding as a Base Rate Loan or a Eurodollar Loan, if any, shall be converted automatically to a Prime Rate Loan on the respective last days of the then current Interest Periods with respect to such Loan or within such earlier period as required by law. If any such conversion of a Base Rate Loan or a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Section 3.12.

       3.10 REQUIREMENTS OF LAW. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Lender, or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date:

            (a) shall subject the Lender to any tax of any kind whatsoever with respect to any Letter of Credit, Base Rate Loan or Eurodollar Loan made by it or its obligation to make a Base Rate Loan or a Eurodollar Loan, or change the basis of taxation of payments to the Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.11 (including Non-Excluded Taxes imposed solely by reason of any failure of the Lender to comply with its obligations under Section 3.11(b)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of the Lender or its applicable lending office, branch, or any affiliate thereof);

            (b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the Base Rate or Eurodollar Rate hereunder; or

            (c) shall impose on the Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender reasonably deems to be material, of making, converting into, continuing or maintaining a Base Rate Loan or a Eurodollar Loan or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from the Lender in accordance herewith within one hundred eighty (180) days of the date Lender becomes aware of such adoption or such change, the Borrower shall be obligated to promptly pay the Lender, upon its demand, any additional amounts reasonably necessary to compensate the Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the Base Rate Loan or Eurodollar Loan made by the Lender hereunder to a Prime Rate Loan by giving the Lender at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to the Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.12. If the Lender becomes entitled to claim any additional amounts pursuant to this Section 3.10, it shall provide prompt notice thereof to the Borrower certifying (x) that one of the events described in this Section 3.10 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event, and (z) as to the additional amount demanded by the Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section 3.10 submitted by the Lender to the Borrower shall be prima facie evidence of the matters contained therein. This covenant shall survive the termination of this Credit Agreement and the payment of the Loan and all other amounts payable hereunder.

       3.11 TAXES.

       (a) Except as provided below in this Section 3.12, all payments made by the Borrower under this Credit Agreement and any Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any court, or governmental body, agency or other official, excluding (x) taxes measured by or imposed upon the overall net income of the Lender or its applicable lending office, or any branch or affiliate thereof, and (y) all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of the Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed in lieu of net income taxes: (i) by the jurisdiction under the laws of which the Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and the Lender, applicable lending office, branch or affiliate other than a connection arising solely from the Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Credit Agreement or any Note. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("NON-EXCLUDED TAXES") are required to be withheld from any amounts payable to the Lender hereunder or under any Note, (A) the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amount payable hereunder at the rates or in the amounts specified in this Credit Agreement and any Note; provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes whenever any Non-Excluded Taxes are payable by the Borrower, and (B) as promptly as possible after the Lender's request, the Borrower shall send to the Lender proof of payment thereof in a form acceptable to Lender. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loan and all other amounts payable hereunder.

       (b) In connection with this transaction there may or may not be due certain documentary stamp taxes and/or intangible taxes imposed by the State of Florida (the "FLORIDA TAXES"). In addition to (and not in limitation of) the indemnification with respect to tax liabilities set forth above, the Borrower agrees to indemnify the Lender, its directors, officers, agents and employees from and against any and all liability, damage, loss, cost, expense, or reasonable attorney fees actually incurred or sustained by the Lender or its directors, officers, agents or employees on account of or arising from any claim or action raised by, filed or brought by or in the name of any Florida governmental or administrative department with respect to non-payment of the Florida Taxes against the Lender, or any of its directors, officers, agents or employees.

       3.12 INDEMNITY. The Borrower promises to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur (other than through the Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of a Eurodollar Loan after the Borrower has given notice thereof in accordance with the provisions of this Credit Agreement,
(b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given notice thereof in accordance with the provisions of this Credit Agreement, and (c) the making of a prepayment of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loan provided for herein (excluding, however, the Applicable Margin included therein, if any) minus (ii) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of the Loan and all other amounts payable hereunder.

                                    SECTION 4

                                    GUARANTY

       4.1 GUARANTY OF PAYMENT. Subject to Section 4.7 below, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to the Lender, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). The Guarantors additionally, jointly and severally, unconditionally guarantee to the Lender the timely performance of all other obligations under the Credit Documents. This Section 4 Guaranty (the "GUARANTY") is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Credit Party Obligations whenever arising.

       4.2 OBLIGATIONS UNCONDITIONAL. The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever (other than payment in full or complete performance hereunder; subject to any provisions herein which expressly survive the termination of this Credit Agreement and the payment of the Loan and all other amounts payable hereunder) which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Lender without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Note or any of the other Credit Documents or any collateral, if any, hereafter securing the Credit Party Obligations or otherwise and each Guarantor hereby waives the right to require the Lender to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lender to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Credit Party Obligations for amounts paid under this Guaranty until such time as the Lender has been paid in full and the Commitment has been terminated. Each Guarantor further agrees that nothing contained herein shall prevent the Lender from suing on the Note or any of the other Credit Documents or foreclosing its security interest in or Lien on any collateral, if any, securing the Credit Party Obligations or from exercising any other rights available to it under this Credit Agreement, the Note, any of the other Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any Guarantor's obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any Guarantor's obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Credit Party Obligations and notice of or proof of reliance by the Lender upon this Guaranty or acceptance of this Guaranty. The Credit Party Obligations, and any of them, shall conclusively be deemed to have created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

       4.3 MODIFICATIONS. Each Guarantor agrees that (a) all or any part of the security now or hereafter held for the Credit Party Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lender shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Credit Party Obligations or the properties subject thereto; (c) the time or place of payment of the Credit Party Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Credit Documents may be granted indulgences generally; (e) any of the provisions of the Note or any of the other Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Credit Party Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Credit Party Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

       4.4 WAIVER OF RIGHTS. Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the Lender and of all extensions of credit to the Borrower by the Lender; (b) presentment and demand for payment or performance of any of the Credit Party Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Credit Party Obligations or with respect to any security therefor; (d) notice of the Lender obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Credit Party Obligations, or the Lender's subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; (e) all other notices to which such Guarantor might otherwise be entitled; and (f) demand for payment under this Guaranty.

       4.5 REINSTATEMENT. The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) actually incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

       4.6 REMEDIES. The Guarantors agree that, as between the Guarantors, on the one hand, and the Lender, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Agreements and the other Collateral Documents and that the Lender may exercise its remedies thereunder in accordance with the terms thereof.

       4.7 LIMITATION OF GUARANTY. Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

                                    SECTION 5

                              CONDITIONS PRECEDENT

       5.1 CLOSING CONDITIONS. The obligation of the Lender to make the initial Extension of Credit is subject to satisfaction of the following conditions:

       (a) Executed Credit Documents. Receipt by the Lender of duly executed copies of: (i) this Credit Agreement; (ii) the Note; (iii) the Collateral Documents and (iv) all other Credit Documents, each in form and substance reasonably acceptable to the Lender.

       (b) Corporate Documents. Receipt by the Lender of the following:

           (i) CHARTER DOCUMENTS. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

           (ii) BYLAWS. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Effective Date.

           (iii) RESOLUTIONS. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary of assistant secretary of such Credit Party to be true and correct and in force and effect as of the Effective Date.

           (iv) GOOD STANDING. Copies of (A) certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of a Credit Party in such jurisdiction and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

           (v) INCUMBENCY. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Effective Date.

       (c) Certified Copies. Certified copies of all documents evidencing any necessary corporate action, authorizations, consents, approvals, registrations and filings required to be made or obtained by each Credit Party with respect to the Credit Documents.

       (d) Financial Statements. Receipt by the Lender of the quarterly consolidated financial statements of the Credit Parties for the fiscal quarter ending September 30, 1997, prepared by Borrower.

       (e) Opinion of Counsel. Receipt by the Lender of an opinion, or opinions (which shall cover, among other things, authority, legality, validity, binding effect, enforceability and attachment and perfection of liens), reasonably satisfactory to the Lender, addressed to the Lender and dated as of the Effective Date, from legal counsel to the Credit Parties.

       (f) Personal Property Collateral. The Lender shall have received, in form and substance reasonably satisfactory to the Lender:

           (i) searches of Uniform Commercial Code ("UCC") filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lender's security interest in the Collateral or where the Lender deems appropriate; copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

           (ii) duly executed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender's sole discretion, to perfect the Lender's security interest in the Collateral;

           (iii) searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Lender in order to perfect the Lender's security interest in the Collateral;

           (iv) all stock certificates evidencing the stock pledged to the Lender pursuant to the Pledge Agreements, together with duly executed in blank undated stock powers attached thereto;

           (v) all instruments and chattel paper in the possession of a Credit Party, as required by the Security Agreements, together with allonge or assignments as may be necessary or appropriate to perfect the Lender's security interest in the Collateral;

           (vi) at the request of the Lender, copies of the Assigned Agreements (as defined in the Security Agreement), together with assignments and third party consents as may be necessary or appropriate to perfect the Lender's security interest in such Assigned Agreements; and

       (g) Evidence of Insurance. Receipt by the Lender of certificates of insurance of the Credit Parties evidencing that all property of the Credit Parties has been insured in amounts and against risks customarily insured against by similar businesses in such localities where the Credit Parties are located. Said insurance shall include, but not be limited to, liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Lender as loss payee on all casualty policies and as an additional insured on all liability policies.

       (h) Material Adverse Effect. There shall not have occurred a change since June 30, 1997, that has had or could reasonably be expected to have a Material Adverse Effect.

       (i) Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding against a Credit Party or any of their Subsidiaries that would have or could reasonably be expected to have a Material Adverse Effect.

       (j) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Lender.

       (k) Pay-Off Letters - Indebtedness. The Lender shall have received pay-off letters with respect to all outstanding Indebtedness except for any Permitted Indebtedness permitted pursuant to Section 6.10 and Section 8.1.

       (l) Pay-Off Letters - Liens. The Lender shall have received pay-off letters and releases and UCC Termination Statements (or satisfactory assurances with respect thereto) with respect to existing liens and encumbrances affecting the Collateral.

       (m) Payment of Indebtedness. The Lender shall have received evidence of repayment of all outstanding Indebtedness under Borrower's existing credit agreements and termination of commitments thereunder except for any permitted pursuant to Section 6.10 and Section 8.1.

       (n) Other. Receipt by the Lender of such other documents, instruments, agreements or information as may be reasonably and timely requested by the Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Borrower and its Subsidiaries.

       5.2 CONDITIONS TO ALL EXTENSIONS OF CREDIT. In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to make a distribution of the Loan or to issue or extend a Letter of Credit unless:

       (a) Notice. The Borrower shall have delivered in the case of any new Revolving Loan distribution, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1.

       (b) Representations and Warranties. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly relate to an earlier date;

       (c) No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto;

       (d) No Material Adverse Effect. No occurrence or lack thereof shall have caused any Material Adverse Effect; and

       (e) Availability. Immediately after giving effect to the making of a Revolving Loan distribution (and the application of the proceeds thereof) or to the issuance of a Letter of Credit, the aggregate outstanding principal balance of the Revolving Loan plus LOC Obligations outstanding shall not exceed the Revolving Committed Amount.

The delivery of each Notice of Borrowing and each request for issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d) and (e) above.

                                    SECTION 6

                         REPRESENTATIONS AND WARRANTIES

       The Credit Parties hereby represent to the Lender that:

       6.1 FINANCIAL CONDITION. The financial statements delivered to the Lender pursuant to Section 5.1(d) and Sections 7.1(a) and (b): (a) have been prepared in accordance with GAAP and (b) present fairly, in all material respects, the consolidated and consolidating (as applicable) financial condition, results of operations and cash flows of the Credit Parties and their Subsidiaries as of such date and for such periods. Since June 30, 1997, there has been no sale, transfer or other disposition by any Credit Party or any of their Subsidiaries of any material part of the business or property of the Credit Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Credit Parties, taken as a whole, in each case, which is not (i) reflected in the most recent financial statements delivered to the Lender pursuant to Section 5.1(d) or Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement.

       6.2 NO MATERIAL CHANGE. Since June 30, 1997, there has been no development or event relating to or affecting a Credit Party or any of their Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect.

       6.3 ORGANIZATION AND GOOD STANDING. Each Credit Party (a) is a corporation or other legal entity duly organized or formed, validly existing and in good standing under the laws of the state of its incorporation or formation;
(b) is duly qualified as a foreign corporation or other legal entity and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect); (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has or will have made all filings with, and has or will have given all notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct (except for such licenses, etc., the absence of which, and such filings and notices, as to which the failure to make or give, could not reasonably be expected to have a Material Adverse Effect); (e) is in compliance with its certificate or articles of incorporation and by-laws; and (f) is in compliance with all applicable provisions of law, statute, order, rule, regulation, or judgment entered by any court, including, without limitation, ERISA, those regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes and those relating to environmental matters where the failure to comply could reasonably be expected to have a Material Adverse Effect.

       6.4 DUE AUTHORIZATION. Each Credit Party (a) has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Credit Agreement and the other Credit Documents to which it is a party and to incur its respective obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

       6.5 NO CONFLICTS. Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws, (b) violate, contravene or conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

       6.6 CONSENTS. Except for consents, approvals and authorizations which have been obtained, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents by such Credit Party.

       6.7 ENFORCEABLE OBLIGATIONS. This Credit Agreement and the other Credit Documents have been duly executed and delivered by each Credit Party thereto and constitute legal, valid and binding obligations of each Credit Party thereto enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors' rights generally or by general equitable principles.

       6.8 NO DEFAULT. No Credit Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default could have or could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Lender.

       6.9 OWNERSHIP. Each Credit Party is the owner of, and has good and marketable title to, all of its respective assets and none of such assets is subject to any Lien other than Permitted Liens.

       6.10 INDEBTEDNESS. As of the date hereof, the Credit Parties have no Indebtedness except as set forth on SCHEDULE 6.10.

       6.11 LITIGATION. Except as disclosed in SCHEDULE 6.11, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against, the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

       6.12 TAXES. Each Credit Party has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed (other than those the failure to file could not reasonably be expected to have a Material Adverse Effect) and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, or (iii) for which adequate reserves are being maintained in accordance with GAAP.

       6.13 COMPLIANCE WITH LAW. Each Credit Party is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect.

       6.14 ERISA. Except as could not reasonably be expected to result in a Material Adverse Effect:

       (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan of a Credit Party or ERISA Affiliate; (ii) no "accumulated funding deficiency" as such term is defined in
Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan of a Credit Party or ERISA Affiliate; (iii) each Plan of a Credit Party has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan of a Credit Party.

       (b) The accumulated benefit obligation ("ABO") of each Single Employer Plan of a Credit Party (determined in accordance with generally accepted accounting principles) as of the most recent annual audited financial statements is equal to or exceeds the current value of the assets of such Single Employer Plan.

       (c) Neither the Credit Parties nor any ERISA Affiliate has incurred, or, to the best of knowledge of the Credit Parties, are reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Credit Parties nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

       (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan of the Credit Parties which has subjected or is reasonably likely to subject the Credit Parties to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Credit Parties have agreed or is required to indemnify any person against any such liability.

       (e) The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Credit Parties for post-retirement welfare benefits to be provided to their current and former employees under Plans of the Credit Parties which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the Financial Statements in accordance with FASB 106.

       (f) Each plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

       6.15 SUBSIDIARIES. Set forth on SCHEDULE 6.15 is a complete and accurate list of all Subsidiaries of each Credit Party as of the date hereof. Information on SCHEDULE 6.15 includes jurisdiction of incorporation, the number of shares of each class of capital stock or other equity interests outstanding, the number and percentage of outstanding shares of each class owned (directly or indirectly) by such Credit Party; and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding capital stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned by each such Credit Party, directly or indirectly, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). Other than as set forth in SCHEDULE 6.15, no Subsidiary of any Credit Party has outstanding any securities convertible into or exchangeable for its capital stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its capital stock. The list of Subsidiaries shall be updated from time to time by the Borrower by giving written notice thereof to the Lender.

       6.16 USE OF PROCEEDS; MARGIN STOCK. The proceeds of the Loan hereunder will be used solely for the purposes specified in Section 7.10. None of the Credit Parties owns any "margin stock" as defined in Regulation U or Regulation G.

       6.17 GOVERNMENT REGULATION. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment

Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, no Credit Party is (a) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company, or (b) a "holding company," or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary" or a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. To the best of the Borrower's knowledge, no director, executive officer or individual shareholder beneficially owing five percent (5%) or more of the common stock of the Borrower or any of its Subsidiaries is a director, executive officer or principal shareholder of the Lender as of the date hereof. For the purposes hereof the terms "director" and "executive officer" (when used with reference to the Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

       6.18 ENVIRONMENTAL MATTERS. To the best of Borrower's knowledge, except as set forth on SCHEDULE 6.18 and except as could not reasonably be expected to have a Material Adverse Effect:

            (a) Each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Borrower or any of their Subsidiaries (the "BUSINESSES"), and there are no conditions relating to the Businesses or Real Properties that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

            (b) No Credit Party has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does the Borrower or any of its Subsidiaries have knowledge that any such notice is being threatened.

            (c) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by, or on behalf or with the permission of, the Borrower or any of its Subsidiaries in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Law.

            (d) No judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of its Subsidiaries, the Real Properties or the Businesses, in any amount reportable under the federal Comprehensive Environmental Response,

       Compensation and Liability Act or any analogous state law, except releases in compliance with any Environmental Laws.

            (e) There has been no material release or threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any of its Subsidiaries in connection with the Real Properties or otherwise in connection with the Businesses.

            (f) None of the Real Properties contains, or has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that, if released, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws and that would have a Material Adverse Effect on any of the parties hereto or their Subsidiaries.

            (g) No Credit Party has assumed any liability of any Person (other than another Credit Party) under any Environmental Law.

       6.19 INTELLECTUAL PROPERTY. Each Credit Party owns, or has the legal right to use, all patents, trademarks, tradenames, copyrights, licenses, technology, know-how and processes, or other intellectual property rights (the "INTELLECTUAL PROPERTY") necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not have or reasonably be expected to have a Material Adverse Effect. Each Credit Party's ownership and rights pertaining to such Intellectual Property are free from all burdensome restrictions. Set forth on SCHEDULE 6.19 is a list of all Intellectual Property owned by each Credit Party or that any Credit Party has the right to use as of the date hereof. Except as provided on
SCHEDULE 6.19, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any such claim, and to the Credit Parties' knowledge the use of such Intellectual Property by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not have or reasonably be expected to have a Material Adverse Effect.

       6.20 SOLVENCY. Each Credit Party is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

       6.21 INVESTMENTS. All Investments of each Credit Party are either Permitted Investments or otherwise permitted by the terms of this Credit Agreement.

       6.22 LOCATIONS OF COLLATERAL; CHIEF EXECUTIVE OFFICES. Set forth on
SCHEDULE 6.22(A) is a list of all locations where, as of the date hereof, any tangible and intangible assets of a Credit Party are located, including county and state where located. Set forth on SCHEDULE 6.22(B) is the chief executive office and principal place of business of each Credit Party, as of the date hereof.

       6.23 DISCLOSURE. Neither this Agreement nor any financial statements delivered to the Lender nor any other document, certificate or written statement furnished to the Lender by or on behalf of any Credit Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.

       6.24 LICENSES, ETC. The Credit Parties have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to obtain same could not be reasonably expected to have a Material Adverse Effect.

       6.25 NO BURDENSOME RESTRICTIONS. No Credit Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

       6.26 COLLATERAL DOCUMENTS. The Collateral Documents create valid security interests in the Collateral purported to be covered thereby, which security interests and Liens are and will remain perfected security interests and Liens, prior to all other Liens other than Permitted Liens. Each of the representations and warranties made by the Borrower and its Subsidiaries in the Collateral Documents is true and correct in all material respects.

       6.27 DISCONTINUED OPERATIONS. The Discontinued Operations have been wound-up and are no longer in operation; provided, however, Meritec Solutions, Inc. is in existence for the purpose of being parties to leases that are in force as of the date hereof (and any subleases relating thereto, but excluding any leases of any other real property).

                                    SECTION 7

                              AFFIRMATIVE COVENANTS

       Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loan and LOC Obligations, together with interest and fees and other obligations hereunder, have been paid in full and the Commitment and Letters of Credit hereunder shall have terminated:

       7.1 INFORMATION COVENANTS. The Borrower will furnish, or cause to be furnished, to the Lender:

       (a) Annual Financial Statements. The earlier of ten (10) days from the date of completion or within one hundred thirty (130) days after the close of each fiscal year of the Borrower, financial statements which shall include a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with related consolidated statements of operation and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above accompanied by a certificate (with supporting details) to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Lender and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner unacceptable to the Lender.

       (b) Quarterly Financial Statements. The earlier of ten (10) days from the date of completion or within sixty (60) days after the close of each fiscal quarter of the Borrower, (i) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for (A) the corresponding period of the preceding fiscal year and (B) management's proposed budget for such period, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Lender, and accompanied by a compliance certificate (with supporting details) of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and (ii) a management discussion and analysis of operating results for such fiscal quarter.

       (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer of the Borrower substantially in the form of EXHIBIT 7.1(C), (i) demonstrating compliance with Sections 8.1(d), 8.5, 8.6 and 8.7 and with the financial covenants contained in Section 7.2 by calculation thereof as of the end of each such fiscal period, and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

       (d) Compliance With Certain Provisions of the Credit Agreement. Within one hundred thirty (130) days after the end of each fiscal year of the Borrower, a certificate of the chief financial officer of the Borrower containing information regarding the amount of any Asset Dispositions in excess of $500,000, and Debt Issuances that were made during the prior fiscal year.

       (e) Accountant's Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement as to financial matters and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

       (f) Auditor's Reports. Promptly upon receipt thereof, a copy of any "management letter" submitted by independent accountants to the Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of the Borrower or any of its Subsidiaries.

       (g) Reports.

           (i) promptly upon transmission thereof, copies of all effective registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), and all reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall file with the Securities and Exchange Commission; and

           (ii) promptly upon the Lender's written request, (a) copies of any other filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall send to its shareholders generally; and (b) all reports and written information to and from the United Stated Environmental Protection Agency, or any state or local agency responsible for environmental matters, or any successor agencies or authorities concerning environmental matters.

       (h) Notices. Upon an Executive Officer of a Credit Party obtaining knowledge thereof, such Credit Party will give written notice to the Lender immediately of (a) the occurrence of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (b) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, or (ii) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.

       (i) ERISA. Upon any of the Credit Parties obtaining knowledge thereof, Borrower will give written notice to the Lender promptly (and in any event within ten (10) Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Credit Party or ERISA Affiliates is required to contribute to each Single Employer Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto which failure could result in the imposition of a lien or could result in a reporting obligation to the PBGC or a participant with respect to such failure; and (iv) any change in the funding status of any Single Employer Plan that could have a Material Adverse Effect; together, with a description of any such event or condition or a copy of any such notice and a statement by the principal financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Borrower shall furnish the Lender with such additional information concerning any Plan of a Credit Party or ERISA Affiliate as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

       (j) Environmental. Each Credit Party will conduct and complete all investigations, studies, sampling and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any real property owned or leased by a Credit Party to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such real property to the extent any failure could reasonably be expected to have a Material Adverse Effect.

       (k) Insurance Subsidiaries.

           (i) The ratio of Net Premiums Written to Surplus as regards to Policyholders shall not exceed 3.00:1.00. (Measured annually for each individual Insurance Subsidiary).

           (ii) The Borrower shall deliver to the Lender the following financial statements of each Insurance Subsidiary: (1) its annual statutory financial statements, in the same form as provided to the State of Florida Department of Insurance, the earlier of (a) ten (10) days after completion or (b) within one hundred thirty (130) days after the end of each fiscal year and (2) its quarterly financial statement in the same form as provided to the State of Florida Department of Insurance the earlier of ten (10) days from completion or within sixty (60) days after the end of each quarter. In addition to the annual and quarterly statements, the Borrower shall deliver to the Lender a copy of the IRIS ratios and Risk Based Capital material as submitted by each Insurance Subsidiary to the NAIC and the State of Florida Department of Insurance promptly upon the submission thereof.

           (iii) The Insurance Subsidiaries shall maintain Total Adjusted Capital, as defined by the State of Florida Department of Insurance, at no less than 200% of the

       Authorized Control Level Risked Based Capital
       (RBC) for the life of the loan (measured annually).

           (iv) The Insurance Subsidiaries, on a combined basis, shall maintain a minimum surplus as regards to policyholders as follows: (measured annually)

           Beginning with the fiscal year ending December 31, 1997, a minimum surplus of $35,000,000 shall be required. Annually thereafter the minimum surplus shall increase, but not be reduced, by one-half of the net income of such Insurance Subsidiaries as reported on the Consolidated Statutory Statement. The above figure shall be adjusted to reflect any changes promulgated by the State of Florida Department of Insurance in the manner by which Surplus as regards to policyholders is to be calculated.

           (v) Insurance Subsidiaries shall only transact business with new reinsurers who maintain an A.M. Best rating of B+ or better without prior written consent of Lender. Notwithstanding anything to the contrary, Lloyds of London shall be excluded from the aforementioned clause (it being the intent of the parties that insurance Subsidiaries shall be entitled to transact business with Lloyds of London regardless of Lloyds of London's A.M. Best rating or lack thereof).

           (vi) Any capitalized terms in this Section 7.1(k) which are not otherwise defined in this Credit Agreement, shall be defined in accordance with the policies of the State of Florida Department of Insurance.

       (l) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Credit Parties as the Lender may reasonably request.

       7.2 FINANCIAL COVENANTS.

       (a) Senior Debt to Capital Ratio. The Senior Debt to Capital Ratio, as of the end of each fiscal quarter, measured quarterly on a consolidated basis, shall not be greater than thirty percent (30%).

       (b) Debt Service Coverage Ratio. The Debt Service Coverage Ratio, as of the end of each fiscal quarter of the Borrower shall not be less than the ratio of 2.00:1.00, measured on a cumulative quarter basis as provided in the table below, beginning with the Borrower's consolidated financial statement for the fiscal quarter ending March 31, 1998 through the quarter ending September 30, 1998. Beginning with the Borrower's fiscal quarter ending December 31, 1998 and each fiscal quarter ending thereafter, the Debt Service Coverage Ratio will be measured quarterly for the four fiscal quarter period then ended, based upon the Borrower's consolidated financial statement for such applicable period.

===========================================================================================================
                        3 months ending              6 months ending              9 months ending
                        March 31, 1998               June 30, 1998                September 30, 1998
-----------------------------------------------------------------------------------------------------------
EBITDA                  Actual EBITDA for the 3      Actual EBITDA for the 6      Actual EBITDA for the 9
                        months                       months                       months
-----------------------------------------------------------------------------------------------------------
Capital Expenditures    Actual Capital               Actual Capital               Actual Capital
                        Expenditures for the 3       Expenditures for the 6       Expenditures for the 9
                        months                       months                       months
-----------------------------------------------------------------------------------------------------------
Interest                Actual Interest for the 3    Actual Interest for the 6    Actual Interest for the 9
                        months                       months                       months
-----------------------------------------------------------------------------------------------------------
Principal               $1,000,000 + (d)*            $2,000,000 + (d)*            $3,000,000 + (d)*
===========================================================================================================


(d)* equals any debt service associated with the Indebtedness of the Borrower or any if its Subsidiaries.

       7.3 BOOKS AND RECORDS. Each of the Credit Parties will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

       7.4 COMPLIANCE WITH LAW. Each of the Credit Parties will comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental Laws), the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

       7.5 PAYMENT OF TAXES AND OTHER INDEBTEDNESS. Each of the Credit Parties will pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that a Credit Party shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

       7.6 INSURANCE. Each of the Credit Parties will at all times maintain in full force and effect insurance (including, but not limited to, worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. All liability policies shall have the Lender as an additional insured and all casualty policies shall have the Lender as loss payee.

       In the event there occurs any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Lender generally describing the nature and extent of such damage or destruction. Subsequent to any loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party's cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed; provided, however, that such Credit Party need not repair or replace the Collateral of such Credit Party so lost, damaged or destroyed to the extent the failure to make such repair or replacement (a) is desirable to the proper conduct of the business of such Credit Party in the ordinary course and otherwise is in the best interest of such Credit Party and
(b) would not materially impair the rights and benefits of the Lender under this Credit Agreement or any other Credit Document. In the event a Credit Party shall receive any insurance proceeds, as a result of any loss, damage or destruction, in a net amount in excess of $1,000,000, such Credit Party will immediately pay over such proceeds to the Lender as cash collateral for the Credit Party Obligations. The Lender agrees to release such insurance proceeds to such Credit Party for replacement or restoration of the portion of the Collateral of such Credit Party lost, damaged or destroyed if (A) within fifteen (15) days from the date the Lender receives such insurance proceeds, the Lender has received written application for such release from such Credit Party together with evidence reasonably satisfactory to it that the Collateral lost, damaged or destroyed has been or will be replaced or restored to its condition (or by Collateral having a value at least equal to the condition of the asset subject to the loss, damage or destruction) immediately prior to the loss, destruction or other event giving rise to the payment of such insurance proceeds and (B) on the date of such release no Default or Event of Default exists. If the conditions in the preceding sentence are not met, the Lender shall, on the first Business Day subsequent to the date thirty (30) days after it received such insurance proceeds, apply such insurance proceeds as a mandatory prepayment of the Credit Party Obligations for application in accordance with the terms of
Section 3.3(b). All insurance proceeds shall be subject to the security interest of the Lender under the Collateral Documents.

       The insurance coverage of the Borrower and its Subsidiaries as of the date hereof is outlined as to carrier, policy number, expiration date, type and amount on SCHEDULE 7.6.

       7.7 MAINTENANCE OF PROPERTY. Each of the Credit Parties will maintain and preserve its properties and equipment in good repair, working order and condition, normal wear and tear excepted (subject to damage by casualties), and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

       7.8 PERFORMANCE OF OBLIGATIONS. Each of the Credit Parties will perform in all material respects all of its obligations under the terms of all agreements, indentures, mortgages, security agreements, pledge agreements or other debt instruments to which it is a party or by which it is bound and of which failure to perform could reasonably be expected to have a Material Adverse Effect.

       7.9 COLLATERAL. If, subsequent to the Closing Date, a Credit Party shall acquire any intellectual property, securities, instruments, chattel paper or other tangible or intangible property required to be delivered to the Lender as Collateral hereunder or under any of the Collateral Documents, the Borrower shall immediately notify the Lender of same. Each Credit Party shall take such action (including, but not limited to, the actions set forth in Section 5.1(h)), as reasonably requested by the Lender and at its own expense, to ensure that the Lender has a first priority perfected Lien in all tangible and intangible assets of the Credit Parties (whether now owned or hereafter acquired, but excluding any interest in real property), subject only to Permitted Liens. Each Credit Party shall adhere to the covenants regarding the location of tangible and intangible assets as set forth in the Security Agreements.

       7.10 USE OF PROCEEDS. The Credit Parties will use the proceeds of the Revolving Loan solely (a) to refinance the Existing Facility, (b) to pay related fees and expenses in connection with this Credit Agreement and the Credit Documents, and (c) to provide general working capital. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U or Regulation G, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry "margin stock" or any "margin security" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulation U, Regulation X, Regulation G or Regulation T.

       7.11 AUDITS/INSPECTIONS. Upon reasonable prior notice and during normal business hours and in manner that will not unreasonably interfere with its business operations, each Credit Party will permit representatives appointed by the Lender, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect such Credit Party's property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Lender or its representatives to investigate and verify the accuracy of information provided to the Lender, including, without limitation, the performance of collateral valuation reviews from time to time, and to discuss all such matters with the officers, employees and representatives of the Credit Parties.

       7.12 ADDITIONAL CREDIT PARTIES. At the time any Person becomes a Subsidiary of a Credit Party, the Borrower shall so notify the Lender and promptly thereafter (but in any event within thirty (30) days after the date thereof) shall cause such Person (other than insurance Subsidiaries) to (a) execute a Joinder Agreement in substantially the same form as EXHIBIT 7.12, (b) cause all of the capital stock of such Person owned by the Borrower or any other Credit Party to be delivered to the Lender (together with undated stock powers signed in blank) and pledged to the Lender pursuant to an appropriate pledge agreement in substantially the form of the Pledge Agreement and otherwise in a form reasonably acceptable to the Lender, (c) pledge all of its assets to the Lender pursuant to a security agreement in substantially the form of the Security Agreement and otherwise in a form reasonably acceptable to the Lender,
(d) if such Person has any Subsidiaries, (i) deliver all of the capital stock of such Subsidiaries owned by such Person (together with undated stock powers signed in blank) to the Lender and (ii) execute a pledge agreement in substantially the form of the Pledge Agreement and otherwise in a form reasonably acceptable to the Lender, and (e) deliver such other documentation as the Lender may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinion of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Lender.

       7.13 MAIN OPERATING BANK ACCOUNTS. No later than sixty (60) days after the Closing Date Borrower shall establish and thereafter maintain all of Borrower's main operating bank accounts with the Lender; provided, however, once such accounts are established, Lender shall service such accounts in a commercially acceptable fashion.

       7.14 SIGNIFICANT CHANGES IN OPERATIONS. The Borrower shall within ten
(10) days notify Lender of any significant changes in operations of Borrower or its Subsidiaries, including but not limited to, changes in management and changes in reinsurance programs.

       7.15 ACTIVATION OF DISCONTINUED OPERATIONS. The Borrower shall within ten
(10) days of any Discontinued Operations again conducting business activities, other than those activities mentioned in Section 6.26 herein, cause any Discontinued Operations to execute a Joinder Agreement as provided in Section
7.12 and become a Guarantor hereof.

                                    SECTION 8

                               NEGATIVE COVENANTS

       Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loan and LOC Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Commitment and Letters of Credit hereunder shall have terminated:

       8.1 INDEBTEDNESS. No Credit Party will, nor will it permit any of its Subsidiaries (other than Insurance Subsidiaries) to, contract, create, incur, assume or permit to exist any Indebtedness, except:

           (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

           (b) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business including, to the extent not current, accounts payable and accrued expenses that are subject to bona fide dispute;

           (c) Indebtedness owing by one Credit Party to another Credit Party;

           (d) purchase money Indebtedness (including Capital Leases) incurred by the Borrower or any of its Subsidiaries to finance the purchase of equipment, real property (and improvements thereon) or fixed assets; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $500,000 per calendar year (excluding any such Indebtedness referred to in subsections (a), (b) and (c) above); (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and

       8.2 LIENS. No Credit Party will, nor will it permit its Subsidiaries to contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired except for Permitted Liens.

       8.3 NATURE OF BUSINESS. No Credit Party will alter in any material respect the character of its business from that conducted as of the Closing Date or engage in any business other than the business conducted as of the Closing Date.

       8.4 CONSOLIDATION AND MERGER. No Credit Party will acquire all or substantially all of the assets or capital stock of another Person, or merge or consolidate with any other Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 8.4, (x) the Borrower may enter into acquisitions, so long as (a) no Event of Default has occurred or is continuing or would result as a result of the acquisition (for four quarters, historical and projected), (b) the acquisitions are within Borrower's current line of business, (c) the aggregate acquisitions plus the aggregate of any loans to agents and suppliers permitted in Section 8.7 shall not exceed $2,000,000 in capital outlay annually, unless approved in writing by the Lender (which shall not be unreasonably withheld), and (d) the Borrower shall immediately upon the consummation of such acquisition provide Lender with audited financial statements of the acquired entity, if then available; (y) Subsidiaries of the Borrower may merge or consolidate with the Borrower or other Subsidiaries of the Borrower and (z) any Subsidiary may dissolve or liquidate so long as the assets of such Subsidiary at the time of such dissolution or liquidation are transferred to such Subsidiary's shareholder and such shareholder assumes all of the liabilities of such Subsidiary at the time of such dissolution or liquidation. Notwithstanding anything to the contrary, the $2,000,000 referenced in this Section 8.4 and in Section 8.7 below is an aggregate amount pertaining to both Section 8.4 and Section 8.7 and nothing shall be deemed to permit $4,000,000 in annual capital outlay.

       8.5 SALE OR LEASE OF ASSETS. No Credit Party will convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets other than the sale, lease, transfer or other disposal by a Credit Party (other than the Borrower) of any or all of its assets to the Borrower or another Credit Party.

       Upon a sale of assets permitted by this Section 8.5, the Lender shall promptly deliver to the Borrower, upon the Borrower's request and at the Borrower's expense, such documentation as is reasonably necessary to evidence the release of the Lender's security interest in such assets, including, without limitation, amendments or terminations of UCC financing statements.

       8.6 SALE LEASEBACKS. No Credit Party will directly or indirectly become liable as lessee or as guarantor or other surety with respect to any lease of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Credit Party has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or (b) which such Credit Party intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party to any Person in connection with such lease.

       8.7 ADVANCES, INVESTMENTS AND LOAN. No Credit Party will make any Investments, except for Permitted Investments. No Credit Party will make any advances or loans, except loans to agents (excluding insurance Subsidiaries, officers and employees) and suppliers of which the aggregate loans plus the aggregate of any acquisitions permitted in Section 8.4 shall not exceed $2,000,000 in capital outlay annually.

       8.8 DIVIDENDS. No Credit Party will directly or indirectly, (a) declare or pay any dividends or make any other distribution upon any shares of its common stock or (b) purchase, redeem or otherwise acquire or retire or make any provisions for redemption, acquisition or retirement of any shares of its common stock of any class or any warrants or options to purchase any such shares; provided that any Subsidiary of the Borrower may pay dividends to the Borrower.

       8.9 TRANSACTIONS WITH AFFILIATES. Except for transactions with Subsidiaries (other than Insurance Subsidiaries), no Credit Party will enter into any transactions or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than on terms and conditions substantially as favorable as would obtainable in a comparable arm's-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

       8.10 FISCAL YEAR; ORGANIZATIONAL DOCUMENTS. No Credit Party will (a) change its fiscal year or (b) change its articles or certificate of incorporation or its bylaws if such change could reasonably be expected to have a Material Adverse Effect.

       8.11 LIMITATIONS. No Credit Party will directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person's capital stock, (b) pay any Indebtedness owed to the Borrower or any other Credit Party, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment or net worth provisions in any lease governing a leasehold interest, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of the Borrower; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of the Borrower and was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, and (iii) this Credit Agreement and the other Credit Documents.

       8.12 CANCELLATION OF INDEBTEDNESS. Borrower shall not and shall not permit any Subsidiary of Borrower to cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

       8.13 PREFERRED STOCK. No Credit Party shall issue any additional preferred stock not issued as of the date hereof.

                                    SECTION 9

                                EVENTS OF DEFAULT

       9.1 EVENTS OF DEFAULT. An Event of Default shall exist upon the occurrence of any of the following specified events (each an "EVENT OF DEFAULT"):

       (a) Payment. Any Credit Party shall default in the payment (i) when due of any principal of any of the Loan or any reimbursement obligation arising from drawings under Letters of Credit or (ii) within three (3) days of when due of any interest on the Loan or any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection therewith.

       (b) Representations. Any written representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

       (c) Covenants. Any Credit Party shall:

           (i) default in the default performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.5, 7.6, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14 or 8.1 through 8.15 inclusive; or

           (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of five (5) Business Days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof given by the Lender; or

           (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least thirty (30) days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof given by the Lender.

       (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least thirty (30) days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof given by the Lender, or
(ii) any Credit Document shall fail to be in full force and effect or any Credit Party shall so assert or any Credit Document shall fail to give the Lender the security interests, liens, rights, powers and privileges purported to be created thereby.

       (e) Guaranties. The guaranty given by the Credit Parties hereunder or by any Additional Credit Party hereafter or any provision thereof shall cease to be in full force and effect, or any guarantor thereunder or any Person acting by or on behalf of such guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty.

       (f) Bankruptcy, etc. As used in this Section 9.1(f), "MATERIAL SUBSIDIARY" means any Subsidiary of the Borrower which (a) has total assets greater than or equal to 5% of total assets of the Borrower and its Subsidiaries determined on a consolidated basis or (b) has net earnings greater than or equal to 10% of the net earnings of the Borrower and its Subsidiaries determined on a consolidated basis (or any combination of Subsidiaries, which in the aggregate, for the term of this Agreement, have total assets greater than or equal to 5% of total assets of the Borrower and its Subsidiaries determined on a consolidated basis or have net earnings greater than or equal to 10% of the net earnings of the Borrower and its Subsidiaries determined on a consolidated basis). The occurrence of any of the following with respect to the Borrower or any Material Subsidiary (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any Material Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any Material Subsidiary or for any substantial part of its property or ordering or winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or any Material Subsidiary and such petition remains unstayed and in effect for a period of sixty (60) consecutive days; or (iii) the Borrower or any Material Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or
(iv) the Borrower or any Material

Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

       (g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) of the Borrower or any of its Subsidiaries in an aggregate principal amount in excess of $500,000, (i) a Credit Party shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (iii) any such Indebtedness shall mature and remain unpaid.

       (h) Judgments. One or more judgments, orders, or decrees shall be entered against any one or more of the Credit Parties involving a liability of $1,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees (i) are the subject of any enforcement proceeding commenced by any creditor or (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and appealable or (B) sixty (60) days.

       (i) ERISA. The occurrence of any of the following event or conditions which event or conditions could reasonably be expected to have a Material Adverse Effect: (A) any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan of a Credit Party or ERISA Affiliate, or any lien shall arise on the assets of the Credit Party or any ERISA Affiliate in favor of the PBGC or a Plan of a Credit Party or ERISA Affiliate; (B) a Termination Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (C) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Lender, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Credit Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (d) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Credit Party to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Credit Party has agreed or is required to indemnify any person against any such liability.

       (j) Ownership. There shall occur a Change of Control.

       9.2 ACCELERATION; REMEDIES. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Lender, the Lender shall, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Lender to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

       (a) Termination of Commitment. Declare the Commitment terminated whereupon the Commitment shall be immediately terminated.

       (b) Acceleration of Loan. Declare the unpaid principal of and any accrued interest in respect of the Loan, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by a Credit Party to the Lender hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

       (c) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

       Notwithstanding the foregoing, if an Event of Default specified in
Section 9.1(f) shall occur, then the Commitment shall automatically terminate and the Loan, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lender hereunder shall immediately become due and payable without the giving of any notice or other action by the Lender, which notice or other action is expressly waived by the Credit Parties.

       9.3 ALLOCATION OF PAYMENTS AFTER EVENT OF DEFAULT. Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Lender on account of amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

           FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees actually incurred) of the Lender in connection with enforcing the rights of the Lender under the Credit Documents and any protective advances made by the Lender with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

           SECOND, to payment of any fees owed to the Lender;

           THIRD, to the payment of all accrued interest payable to the Lender hereunder;

           FOURTH, to the payment of the outstanding principal amount of the Loan and to the payment or cash collateralization of the outstanding LOC Obligations;

           FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses "FIRST" through "FOURTH" above; and

           SIXTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

       In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

                                   SECTION 10

                                  MISCELLANEOUS

       10.1 NOTICES. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective only when delivered to the respective parties at the address or telecopy numbers set forth on SCHEDULE 10.1, or at such other address as such party may specify by written notice to the other parties hereto.

       10.2 RIGHT OF SET-OFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default and the commencement of remedies described in Section 9.2, the Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Lender (including, without limitation, branches, agencies or Affiliates of the Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Lender hereunder, under the Note, the other Credit Documents, irrespective of whether the Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of the Lender subsequent thereto. The Credit Parties hereby agree that any Person purchasing a participation in the Loan and Commitment hereunder pursuant to Section 10.3(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

       10.3 BENEFIT OF AGREEMENT.

       (a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided that none of the Credit Parties may assign and transfer any of its interests (except as permitted by Section 8.5) without the prior written consent of the Lender; and provided further that the rights of the Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in subsections
(b) and (c) of this Section 10.3. Notwithstanding the above (including anything set forth in subsections (b) and (c) of this Section 10.3), nothing herein shall restrict, prevent or prohibit the Lender from (A) pledging its Loan hereunder to a Federal Reserve Bank in support of borrowings made by the Lender from such Federal Reserve Bank, or (B) granting assignments or participations in the Lender's Loan and/or Commitment hereunder to its parent company and/or to any Affiliate of the Lender.

       (b) Assignments. The Lender may, with the prior written consent of the Borrower (provided that no consent of the Borrower shall be required during the existence and continuation of an Event of Default), which consent shall not be unreasonably withheld or delayed, assign all of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of
EXHIBIT 10.3 to one or more Eligible Assignees. Along such lines the Borrower agrees that upon notice of any such assignment and surrender of the appropriate Note, it will promptly provide to the Lender and to the assignee separate promissory notes in the amount of their respective interests substantially in the form of the original Note (but with notation thereon that it is given in substitution for and replacement of the original Note or any replacement notes thereof).

       (c) Participations. The Lender may sell, transfer, grant or assign participations in all or any part of the Lender's interests and obligations hereunder to any Person which qualifies as an Eligible Assignee.

       10.4 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any Credit Party and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

       10.5 PAYMENT OF EXPENSES; INDEMNIFICATION. The Credit Parties agree to:
(a) pay all reasonable out-of-pocket costs and expenses of (i) the Lender in connection with (A) the negotiation, preparation, execution and delivery and administration, which does not include normal expenses during non-default periods, of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein as provided in the

Commitment Letter dated November 5, 1997, including but not limited to legal fees (of which the legal fees of the Lender's counsel shall be capped at $17,500.00), State of Florida sales tax, intangible taxes, documentary stamp taxes, and all recording costs, and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Credit Parties under this Credit Agreement and (ii) the Lender in connection with (A) enforcement of the Credit Documents and the documents and instruments referred to therein, including, without limitation, in connection with any such enforcement, the reasonable and actual fees and disbursements of counsel for the Lender, and (B) any bankruptcy or insolvency proceeding of a Credit Party of any of its Subsidiaries; and (b) indemnify the Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to (i) the entering into and/or performance of any Credit Document or the use of proceeds of any Loan (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel actually incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified), (ii) any Environmental Claim and (iii) any claims for Non-Excluded Taxes or Florida Taxes.

       10.6 AMENDMENTS, WAIVERS AND CONSENTS. Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Lender and the then Credit Parties.

       10.7 COUNTERPARTS. This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

       10.8 HEADINGS. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

       10.9 SURVIVAL OF INDEMNIFICATION AND REPRESENTATIONS AND WARRANTIES. All indemnities set forth herein shall survive the repayment of the Loan, the LOC Obligations, and other obligations and the termination of the Commitment hereunder. All representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loan and the issuance of the Letters of Credit.

       10.10 GOVERNING LAW; JURISDICTION.

       (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of Florida (including the Hillsborough County, Florida Circuit Court) or of the United States for the Middle District of Florida, Tampa division and, by execution and delivery of this Credit Agreement, each Credit Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. Each Credit Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding in accordance with the laws of the State of Florida, by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 10.1. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Credit Party in any other jurisdiction. Each Credit Party agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided that nothing in this Section 10.10(a) is intended to impair a Credit Party's right under applicable law to appeal or seek a stay of any judgment.

       (b) Each Credit Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

       10.11 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

       10.12 TIME. All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

       10.13 SEVERABILITY. If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

       10.14 ENTIRETY. This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

       10.15 BINDING EFFECT. This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lender and it shall have been executed by the Borrower, the Guarantors and the Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Lender and their respective successors and permitted assigns.

       10.16 CONFIDENTIALITY. The Lender shall utilize all non-public information regarding the Borrower or any of its Subsidiaries obtained pursuant to the requirements of any Credit Document in accordance with the Lender's customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of its affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably required by any bona fide participant or other transferee in connection with the contemplated transfer of the Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required by any Governmental Authority or representative thereof or pursuant to legal process; and (d) to the Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information).

       Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

                                   BORROWER:

                                   SUMMIT HOLDING SOUTHEAST, INC.

                                   By:/s/ William B. Bull
                                      ------------------------------------------
                                      William B. Bull
                                      President



                                   GUARANTORS:


                                   SUMMIT HOLDING CORPORATION

                                   By:/s/ William B. Bull
                                      ------------------------------------------
                                      William B. Bull
                                      President

                                   SUMMIT CONSULTING, INC.

                                   By:/s/ William B. Bull
                                      ------------------------------------------
                                      William B. Bull
                                      President


                                   SUMMIT HEALTHCARE HOLDINGS,
                                   INC.

                                   By:/s/ William B. Bull
                                      ------------------------------------------
                                      William B. Bull
                                      President


                                   SUMMIT LOSS CONTROL SERVICES, INC.

                                   By:/s/ William B. Bull
                                      ------------------------------------------
                                      William B. Bull
                                      President


                                   SUMMIT CLAIMS MANAGEMENT, INC.

                                   By:/s/ William B. Bull
                                      ------------------------------------------
                                      William B. Bull
                                      President


                                   COMMERCIAL INSURANCE OF
                                   CENTRAL FLORIDA, INC.

                                   By:/s/ William B. Bull
                                      ------------------------------------------
                                      William B. Bull
                                      President


                                   HERITAGE/SUMMIT HEALTH CARE
                                   OF FLORIDA, INC.

                                   By:/s/ William B. Bull
                                      ------------------------------------------
                                      William B. Bull
                                      President


                                   SUMMIT CONSULTING, INC. OF
                                   LOUISIANA

                                   By:/s/ Henry E. Childs, Jr.
                                      ------------------------------------------
                                      Name:  Henry E. Childs, Jr.
                                      Title: President



                                   LENDER:

                                   SUNTRUST BANK, TAMPA BAY

                                   By:/s/ Jason D. Lloyd
                                      ------------------------------------------
                                      Jason D. Lloyd
                                      Vice President